Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
Geralyn DeBusk, President, or Hala
Elsherbini, COO
972-458-8000

Beacon Solutions Sees a 54% Growth in Revenue from Contract Services Division

LOUISVILLE, KY, November 9, 2010 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS) infrastructure solutions, announces a 54 percent increase in average monthly revenue from the ITS Contract Services (ICS) strategic business unit.

The four core business disciplines of Beacon are ITS Engineering (IE), Service Delivery Management (SDM), ITS Contract Services (ICS) and ITS Construction Management (ICM).  Each strategic business unit is focused on specific areas of the ITS infrastructure business.

The ITS Contract Services (ICS) business unit was initiated in February 2009 and offers ticket-based dispatch and execution of day-to-day client moves, adds, changes or deletions (MACD), small projects and break-fix services.  From inception through October 2009, ticket-based revenue was $742,662 with average revenue per month of $82,518.  From January 2010 through October 2010, ticket-based revenue was $1,276,733 with average revenue per month of $127,673, which represents an approximate 54 percent increase in average monthly revenue in the ICS business unit.

“This trend is important for a couple of reasons,” said Jerry Bowman, COO of Beacon Solutions.  “First, it is a confirmation that the outsourcing of services that have historically been performed internally makes sense for global Fortune 1000 firms.  Secondly, the growth curve by itself is an indication that the culture of our enterprise clients can adapt to the ITS managed service relationship.  Clients do not want to maintain the internal resources required to self-manage, analyze or resolve the complex ITS challenges their infrastructure requires from time to time.  This could be as simple as locating and repairing local issues within the client’s network infrastructure.  Beacon will find the problem; engage the needed resources to resolve those challenges in a timely manner, often without the need or with limited involvement from client personnel.  Other times as our clients move, expand or consolidate locations and related users, they will require moves, adds or changes to the existing infrastructure. I am confident as more business leaders realize the global reach, efficiency and predictability that this strategy brings, the ICS strategic business unit will continue this growth trend and expand to more clients.”

“I am very proud of the hard work and achievement of our ITS Contract Services team,” said Bruce Widener, CEO of Beacon Solutions.  “This group has shown the dedication and skill necessary to effectively service our large Fortune 1000 clients who demand the highest of quality and service standards.”

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance.  Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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